From: Mike Kirk [mkirk@genesisfinance.com]

Sent: Tuesday, October 19, 2010 10:12 AM

To: Ginnie Walters; Trena Hayes

Subject: Transfer Structures

As of 9/30/2010, the following assets are being transferred from Genesis Financial, Inc. to Coghlan Family Corporation. These assets will be transferred at an amount equal to either the balance owing (on performing deals), or the mark-to-market value as of the date of transfer (on non-performing deals). Because some of these deals are partial ownerships or participations with other investors, the transfers will be structured as indicated, maintaining Genesis Finance Corporation as the Manager on participations. The amounts allocated with the transfer will apply as a reduction of the Coghlan Family Corporation debt. Any amounts exceeding the transfer amounts will be handled as a write-off against Genesis's assets.

Cordes (COR-10582) Full transfer of the property title from GFI to CFC. The mark-to-market value of the collateral property is $150,000.

Dearfield (DEA-10231) Full transfer of the property title from GFI to CFC. The mark-to-market value of the collateral property is $43,000.

EPM Financial (EPM-10575) Full transfer of the property title from GFI to CFC. The mark-to-market value of the collateral property is $36,000.

Finley (FIN-10578) This is a participation. Full transfer of the property title from GFI to GFC. Assignment of GFI's percentage ownership to CFC (executed but unrecorded). The mark-to-market value of the collateral property interest is whatever the amount owing to GFI is at the time of transfer (estimated at $298,000, or 16.13% ownership percentage).

Meyers (MEY-10520) This is a participation. Full transfer of the property title from GFI to GFC. Assignment of GFI's percentage ownership to CFC (executed but unrecorded). The mark-to-market value of the collateral property interest is $100,000, and the ownership interest of CFC will be 56.75%.

Parrish Brothers (PAR-10371) This is a participation. Full transfer of the property title from GFI to GFC. Assignment of GFI's percentage ownership to CFC (executed but unrecorded). The mark-to-market value of the collateral property interest is whatever the amount owing to GFI is at the time of transfer (estimated at $12,900, or an 8.60% ownership interest).

Sorenson (SOR-10529) Full transfer of the property title from GFI to CFC. The mark-to-market value of the collateral property is $25,000.

Sutton (SUT-10552) This is a participation. Full transfer of the property title from GFI to GFC. Assignment of GFI's percentage ownership to CFC (executed but unrecorded). The mark-to-market value of the collateral property interest is $26,437, and the ownership interest of CFC will be 11.75%.

Land O Lake (LAN-10248) Full transfer of equity ownership agreement from GFI to CFC. The mark-to-market value of the collateral equity agreement is $2,249.

Brasch (BRA-10659) Assignment of GFI's membership in 802 E HARTSON LLC to John R. Coghlan. The mark-to-market value of the membership interest is $41,980, and the ownership percentage in the LLC is 14.43%.

If you have questions, let me know.

Michael A. Kirk
President

Genesis Finance Corporation

Cordes	COR-10582	$193,983.26
Dearfield	DEA10231A	$63,311.27
EPM Financial	EPM-10575	$40,120.07
Finley	FIN-10559	$321,688.46
Meyers	MEY-10520	$107,612.48
Parrish	PAR-10371	$13,455.11
Sorenson	SOR-10529	$50,000.00
Sutton	SUT-10552	$41,347.41
Land O'Lakes	LAN-10248	$2,249.34
		$833,767.40

CFC LINE BALANCE

RIVERBANK LINE BALANCE